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                                                                    EXHIBIT 10.6
                            FIRST RIGHT OF REFUSAL



  This Agreement dated this 26th day of September 1997 is between Primus
                            ----
Communications Corporation ("HQ") and Primus K.K. ("KK").

  It is the parties' intent to enter into a long term exclusive distribution arrangement pursuant to which KK shall be the exclusive distributor of all Asian language versions of HQ's products. This first right of refusal is an interim arrangement to provide KK with necessary assurances until such time as such agreement has been entered into.


  With respect to the long-term distribution arrangement (but not the first right of refusal that is the subject of this agreement) this letter is only an expression of present intent and does not create or impose any binding legal duties or obligations on either of KK or HQ. This Agreement does not affect in any way any rights or obligations which may or may not exist regarding such long term distribution arrangement.


Now therefore, for good and valuable consideration, receipt of which is acknowledged by the parties, the parties agree as follows:

  HQ hereby grants KK the first right of refusal as provided below.

  Prior to entering into any agreement with any person or entity for the distribution of Asian language equivalents of HQ's products, HQ shall offer substantially identical terms to KK. HQ shall notify KK of such terms. Such notice shall contain all key terms of the proposed agreement. KK shall treat such notice and any related communications as confidential information under the Non-Disclosure Agreement between KK and HQ. If KK does not notify HQ that it accepts such terms within thirty (30) days of such notice, then HQ shall be permitted to enter into an agreement on such key terms and no other key terms during the three (3) month period from the date of expiration of such notice. Except as set forth above, and except for that certain Exclusive Distribution License Agreement, dated of even date herewith, between HQ and Trans Cosmos, Inc. ("TCI"), HQ shall not enter into any other agreements for distribution of Asian language products, but may market and distribute such products directly.

  This first right of refusal shall terminate upon any of the following events:


1. If any member of the KK Group (as defined below) challenges in any legal or arbitration proceeding the validity of the copyright, patents, trademarks, or trade secrets of HQ, then HQ may immediately terminate this right of first refusal by notice to KK. "KK Group" means KK, TCI, Best Career Company ("Best") or any entity controlling, controlled by or under common control of TCI and/or Best.

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2.   If any member of the KK Group commercially markets or distributes any product (a "KK Product") that is, or if marketed and distributed in the English language would be competitive with HQ's SolutionBuilder(R) and/or SolutionPublisher(R) software products, and if any marketing and distribution of the KK Product continues for a period in excess of thirty
     (30) days from notice from HQ to KK requesting that such marketing and distribution cease, then HQ may immediately terminate this First Right of Refusal by notice to KK.

3. If TCI and/or Best transfers any of their interest in KK to a third party which is not a TCI Affiliate (as defined below), HQ may immediately terminate this right of first refusal by notice to KK. "TCI Affiliate" means any entity in which TCI owns equity possessing at least eighty percent (80%) of the total combined voting power of all classes of equity entitled to vote

  Any notice required or permitted to be given under this Agreement shall be effective if it is in writing and sent prepaid by internationally recognized private courier (e.g., DHL) and by fax, to the appropriate party hereto at the address set forth below. Either party may change its address for receipt of notice by notice to the other party in accordance with this section.

If to HQ:         Primus Communications Corporation
                  1601 Fifth Avenue, Suite 1900
                  Seattle, Washington  98101 USA
                  Attn: President and Chief Executive Officer
                  Fax:  (206) 292-1825

with a copy to:   Primus Communications Corporation
                  1601 Fifth Avenue, Suite 1900
                  Seattle, Washington  98101 USA
                  Attn: Corporate Attorney
                  Fax:  (206) 292-1825

If to KK:         Primus K.K.
                  Ebisu Square Tower, 2nd Floor
                  1-1-39, Hiroo
                  Tokyo 150, Japan
                  Fax: 03-5469-3005

With a copy to:   Trans Cosmos Inc.
                  3-3-3 Akasaka
                  Minato-ku
                  Tokyo 107, Japan
                  Fax: 03-3586-2880

and

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With a copy to:    Foster Pepper & Shefelman PLLC
                   1111 Third Avenue, Suite 3400
                   Seattle, Washington  98101
                   Attn:  Diane M. Istvan
                   Fax: (206) 749-1958

  The dispute resolution and other provisions contained in Schedule 1 to this Agreement shall be incorporated into and shall for all purposes be deemed part of this Agreement.

  This Agreement may be executed in counterparts, which taken together shall constitute one single agreement between the parties.



                              PRIMUS COMMUNICATIONS CORPORATION



                                   /s/ Steven L. Sperry
                              --------------------------------
                              By:  Steven L. Sperry
                              Its President and Chief Executive
                                  Officer



                              PRIMUS K.K.


                              /s/ SIGNATURE ILLEGIBLE
                              --------------------------------
                              By
                              Its President

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                                   SHEDULE 1
                    Dispute Resolution And Other Provisions
                    ---------------------------------------

1.  Dispute Resolution.
    ------------------

1.1 Governing Law; English Language to Apply. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Washington, and, where such laws are preempted by the laws of the United States, by the internal laws of the United States, in each case without regard to (a) conflicts of laws principles and renvoi, and (b) the applicability, if any, of the United Nations Convention on Contracts for the International Sale of Goods. The governing language for this Agreement, for the transactions contemplated hereby, for any notices, instruments or other documents or media transmitted or delivered hereunder, and for the negotiation and/or resolution of any dispute or other matter between the parties, shall be the English language. In the event of any conflict between the provisions of any instrument, document, or other media and an English version thereof, the provisions of the English version shall prevail. KK hereby waives all and any rights it may have under any law to have the Agreement written in any language other than English. In transactions between the parties, a decimal point shall be indicated by a period, and not by a comma. Notice periods shall be determined by reference to the local time of the notice recipient.

1.2 Mediation. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or interpretation thereof, the parties shall, upon not less than thirty (30) days notice from either one to the other, submit themselves and the subject-matter of the dispute to mediation before an independent mediator to be appointed by the head office of the American Arbitration Association. Costs of mediation shall be borne equally between the parties.

1.3 Arbitration. In the event that the parties remain in dispute following the mediation, the controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single, disinterested arbitrator appointed in accordance with such Rules. The determination of the arbitrator shall be final, conclusive and binding. Judgment upon the award rendered may be entered in any court of any state or country having jurisdiction.

1.4 Conduct. Each party shall ensure that any mediation and arbitration are conducted as speedily as is reasonably possible, and that all and any information disclosed during or in connection with the arbitration is treated by each party with the strictest confidence.

1.5 Interim and Permanent Relief. Upon the application of either party to this Agreement, and whether or not an arbitration or mediation has yet been initiated, all courts having jurisdiction over one or more of the parties are authorized to: (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (ii) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

1.6 Venue. Any mediation or arbitration conducted under or in connection with this Agreement shall take place in Seattle, Washington at a time and location to be determined by the mediator or arbitrator, as the case may be.

1.7 Legal Expenses. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief arising out of this Agreement, such party's reasonable attorneys' and other experts' (including without limitation accountants) fees and expenses.

2.  Waiver.  No waiver of or with respect to any provision of this Agreement,
    ------
nor consent by a party to the breach of or departure from any provision of this Agreement, shall in any event be binding on or effective against such party unless it be in writing and signed by such party, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

3.  Captions and Headings.  The captions and headings are inserted in this
    ---------------------
Agreement for convenience only, and shall not be deemed to limit or describe the scope or intent of any provision of this Agreement.

4.  Severability; Invalidity.  If any provision of this Agreement is held to be
    ------------------------
invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

5.  Assignment.  KK shall not assign any of its rights under this Agreement
    ----------
without the prior written consent of Primus, which shall not be unreasonably withheld. Subject to the foregoing restriction on assignment by KK, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

6.  Entire Agreement; Amendments.  This Agreement constitutes and embodies the
    ----------------------------
entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written, electronic or oral

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communications, agreements or understandings between the parties with respect thereto. This Agreement may not be modified or amended except by a written instrument executed by the parties. In the event of any conflict between the provisions of this Agreement and the terms of any form of purchase order or invoice, the provisions of this Agreement shall prevail.

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